SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 10, 2001
(Date of Report – date of earliest event reported)

Stonehaven Realty Trust
(Exact name of registrant as specified in charter)

Maryland	0-25074	39-6594066
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

4150 Olson Memorial Highway, Suite 100, Minneapolis, MN 55422
(Address of principal executive offices)

(763) 398-1100
(Registrant’s telephone number, including area code)

4150 Olson Memorial Highway, Suite 400, Minneapolis, MN 55422
(Former Name and Address)

Item 1 and Items 3, 4, 5, 6, and 8 are not applicable and are therefore omitted.

Item 2.              Acquisition or Disposition of Assets.

On July 10, 2001, RESoft, Inc., a Delaware company (“RESoft”) and a wholly-owned subsidiary of Stonehaven Realty Trust, a Maryland real estate investment trust (the “Company”), sold all of RESoft’s interest in its SmartCabinet software code and related assets including its REDocs initiatives to IntraNet Solutions, Inc., a Minnesota company (NASDAQ: INRS) (“IntraNet”) pursuant to an Asset Purchase Agreement between the Company, RESoft and IntraNet.

In exchange for the SmartCabinet software code and assets, RESoft received 200,000 unregistered shares of IntraNet common stock (the “Shares”) with a market value on the date of sale of approximately $5,500,000. Additionally, RESoft retained the right to continue to sell the SmartCabinet product with certain retained IntraNet Expedio software licenses pursuant to a Value Added Reseller Agreement dated September 30, 2000 between RESoft and IntraNet.  RESoft will also receive a 2% royalty fee for two years for sales of the SmartCabinet product by Intranet and a 5% referral fee on sales of the SmartCabinet product to customers referred to Intranet by RESoft.

In connection with the transaction, RESoft and Mary Henschel, former President of RESoft, entered into a Separation Agreement.  Ms. Henschel and most of RESoft’s other employees are no longer employed by RESoft.

RESoft also terminated its Exclusive Agency and Representation Ageement with Venture One Real Estate, LLC, and agreed to paid it a $262,500 termination fee.

Intranet has agreed to use its best efforts to register the resale of the Shares on or before July 31, 2001. There is no assurance that this will happen timely or at all.  RESoft has not yet determined how it will use the Shares or the proceeds represented thereby.

RESoft intends to continue to operate as a document management consulting and software development company. RESoft retained certain significant assets including IntraNet Expedio licenses which it intends to exploit, accounts receivable and work-in-process through June 30, 2001 and certain retained Internet initiatives. However, a significant portion of RESoft’s revenues were derived from the proprietary software product RESoft sold to IntraNet.

Item 7.              Financial Statements, Pro Forma Financial Statements and Exhibits

(a)         Financial Statements – Not applicable

(b)        Pro Form Financial Statements – Not applicable

(c)         Exhibits

Exhibit Number	Description
10.13	Exclusive Agency and Representation Agreement between RESoft, Inc. and Venture One Real Estate, LLC (filed with the Company's Quarterly Report for the period September 30, 2000 on Form 10–QSB filed on November 14, 2000 and incorporated herein by reference)

10.14	Asset Purchase Agreement between Stonehave Realty Trust, RESoft, Inc., and Intranet Solutions, Inc. dated July 10, 2001 *

10.15	Termination Agreement between RESoft, Inc. and Venture One Real Estate, LLC dated July 10, 2001*

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 18, 2001

STONEHAVEN REALTY TRUST
By:	/s/ Duane H. Lund
Duane H. Lund, Chief Executive Officer